ISSUER FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION NO. 333 - 18998 DECEMBER 19, 2013

2 Certain statements in this presentation constitute forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 , as amended . Words such as "will," "believe," "expect," "anticipate“, "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward - looking statements . There is no assurance that the proposed changes in the company’s business model will result in positive cash flows or profitability . Actual results may differ materially from the information presented here . Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission . We do not assume any obligation to update the forward - looking information .

3 Intellicheck Mobilisa, Inc. (“Intellicheck Mobilisa”, “we”, “our”, “us”, or the “Company”) is providing this presentation, which highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We have filed a registration statement, including a prospectus and preliminary prospectus supplement, with the U.S. Securities and Exchange Commission (SEC) for the offering. Before you invest, you should read the prospectus and preliminary prospectus supplement in the registration statement, including the risk factors described therein, and other documents we have filed as exhibits to the registration statement with the SEC for more complete information about us and the offering. You may access these documents for free by visiting the EDGAR page on the SEC web site, which can be found at http://www.sec.gov. The prospectus and preliminary prospectus supplement, dated December, 19, 2013, is available on the U.S. Securities and Exchange Commission web site. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement and/or any other supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: (212) 813 - 1010, or email: prospectus@aegiscap.com.

4 Offering Summary Offering Size Over - Allotment Exchange / Ticker Use of Proceeds Sole Book - Runner (100% Primary) 15% (100% Primary) NYSE MKT : IDN Aegis Capital Corp. Issuer Intellicheck Mobilisa , Inc. General corporate purposes including product research and development

5 NYSE MKT: IDN • Founded in 1994, Public in 1999 • Intellicheck and Mobilisa Merged in 2008 • Headquartered in Washington State • East Coast office in Jericho, NY Recognized as the Leader in Driver License Scanning Technologies • Dozens of Fortune 500 Companies Use our Technology

Nelson Ludlow, PhD Chief Executive Officer Bill White Chief Financial Officer Russell Embry Chief Technology Officer Bonnie Ludlow Senior Vice President Heather Flanagan Director of Marketing Robert Streett Director of Sales 6 Management Team

7 Software that Scans/Reads the Back of a Driver’s Licenses (DL) and other IDs 1D, 2D Barcodes, and Magnetic Stripes • Protected by 17 Patents: 14 US, 2 Canadian, 1 UK • ID Scanning Related Applications • Smart Phones • Tablets • Barcode Scanners • Server and Cloud (SaaS Model) • World’s Largest ID Card Library • Strong Partnerships with DMVs and ID Producers

8 • Retail / Loyalty • Credit Card Approval • Fraud Prevention • Banks • TWIC / Seaports • TSA/DHS ID Check • Hospitality F&B • Age Verification • Hotel Check - in • Military Bases • Law Enforcement • Casinos

9 Government Travel Telecom Financial Retail

10 New CEO Revenue and EBITDA

Two Wireless Tablets That Can Scan ID Cards • Retail – Greet Customers (Apple iStore Model) Two TWIC Readers - DHS Approved Product • TWIC = Transportation Worker ID Card • DHS Recent Guidance for Ports to Buy Readers BarZapp for Age Verification • iPhone & Android for Alcohol, Tobacco • Bars, Nightclubs, Off - Premises iPhone App for Law Enforcement • iPhone & Android - Live FBI Background Check 11

Erratic Revenue Rather than Building High Initial Costs Prevented Some Sales • Example 1: Target Retail Store • $750K Enterprise License • $150K/year Recurring Revenue • 20% Recurring • Example 2: Army Fort Leonard Wood, MO • $420K Initial Purchase • $48K/year Recurring Revenue • 11% Recurring 12 Revenue Up Front, Low Recurring Revenue

Charge Monthly or Yearly for Service Software as a Service • Better Customer Service • Always Latest Version • Far Less Expensive to Support • Focus on Software not Hardware • Better Customer Use Statistics/Metrics • Can Shut Off Customers Who Default on Account • Less Fraud by Illegal Software Copies 13 New Cloud Computing Business Model (SaaS)

PRODUCT MARKET Credit Card Approval Loyalty Cards In Store Greeting SaaS Update per POS • $99/year (0 - 1000 units) • $59/year (1 - 10K units) • $29/year (over 10K units) HW Sales of Tablets 332 Tier 1 Retailers* $192.6M/year Recurring Total Available Market $3.3B Hardware Sales Total Available Market *$1B/yr in Sales 14 Retail

PRODUCT MARKET Scans TWIC Cards (and other IDs) and Checks Against Bad Guy/Terrorist Lists Hardware and Software Services Two Products TSA Approved 2.3M TWIC Cards issued to 2,700 Facilities and over 12,000 Vessels.* NPRM Estimates 1174 Facilities to Buy* $17M Recurring Total Available Market $116M Hardware Total Available Market *Transportation Security Admin. 15 Seaports - TWIC

PRODUCT MARKET Scans DL to Verify Age Age related products • Alcohol, Tobacco • Other Age Restricted Items $9. 95 /month 6.2M Alcohol Servers in US* 3.8M On - Premise 2.4M Off - Premise Market through: iTunes American Beverage Licensees National Association of Restaurants National Association of Off Premise Sellers $744M/year Recurring Total Available Market *Data from Diageo, Inc. 16 BarZapp / Hospitality F&B

PRODUCT MARKET Scans DL to Speed Up Check - In Process Faster More Accurate Information Some Hotel Regulations Require ID Review $59/year Per POS 14 Major Hotel Chains 32,432 Properties (3 POS per) • $5.7M/year Recurring Total Available Market • $81M Hardware Total Available Market 17 Hospitality – Hotels

PRODUCT MARKET Police Smart Phone Scans DL Runs FBI/NCIC Check Especially good for: • Motorcycle, Horse Patrol, and Beat Cops • Outdoor Events, Festivals, Concerts, and Marathons $99/month 1.1M Law Enforcement (L/E) Personnel in US* 17,985 State and Local L/E Departments and Agencies** $1.3B/year Recurring Total Available Market *Data from Wikipedia and ASIS. ** Data from Taser, Inc. 18 Law Enforcement App

PRODUCT MARKET Scans Military IDs and DLs and Checks Against Bad Guy/Terrorist Lists Hardware and Software Services FIPS - 201 Certified Typical Base Install is about $250K. 178 Military Bases in the Continental US * Data from Defense Department. 19 • $8.9M Recurring Total Available Market • $44.5M Hardware Total Available Market Military

COSTS MARKETING Add Sales Personnel • Grow Sales Team from 6 to 15 People Formalize Marketing $1.2M Annualized Increase in New Product Operating Expenses (marketing, sales, travel) New Marketing Director External PR Firm DGI - Dian Griesel Int'l. Formalize Marketing Trade Journal Articles National Associations Specific Tradeshows Apple and Google Stores 20 Use of Proceeds

21 Ticker Symbol: IDN Price (12/10/2013): $0.60 Outstanding Shares: 27.9M Market Capitalization: $16.7M Insider Holding: 43.8% Average Daily Volume (3m): 73,753 Balance Sheet Summary Q3 – 9/30/2013 Cash and Equivalents: $643,417 Accounts Receivable: $1,582,360 Accounts Payable: $760,675 Short/Long - Term Debt: $0 Key Statistics

2013 Sample News & Video

Turnaround Story (Dec 6, 2013)

- Intellicheck Mobilisa featured by Puget Sound Business Journal

New Product could be used at TSA (Nov 26, 2013)

- Intellicheck Mobilisa featured in KOMONews.com

$2M Line of Credit (Nov 1, 2013)

- Intellicheck Mobilisa Renews Line of Credit for $2M from Silicon Valley Bank

New iPhone App (July 31, 2013)

- Intellicheck Mobilisa's BarZapp™ Ranked within Top Three Paid iPhone Business Apps in Apple's App Store

TSA Approves IDN's TWIC Readers – First on List (July 29, 2013)

- Intellicheck Mobilisa's TWIC Readers Added to TSA's Approved Product List

Product helps Police track Boston Bombers (May 1, 2013)

- KOMO News reports "Pt. Townsend Software Firm Helped Track Boston Bombing Suspects"

INTELLICHECK MOBILISA®

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